UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2006
Impact Medical Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52117	20-5153331
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17011 Beach Boulevard Suite 900
Huntington Beach, California		92647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 841-2670
Freedom 1, Inc.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to our ability to raise sufficient capital to finance our planned operations, market acceptance of our technology and product offerings, our ability to attract and retain key personnel, our ability to protect our intellectual property, and estimates of our cash expenditures for the next 12 to 36 months. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this current report sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

EXPLANATORY NOTE

This current report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This current report responds to the following items on Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.02	Unregistered Sales of Equity Securities.

Item 4.01	Changes in Registrant’s Certifying Accountant

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.06	Change in Shell Company Status.

Item 9.01	Financial Statements and Exhibits.

As used in this current report and unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer to Impact Medical Solutions, Inc. after giving effect to the merger of Impact Medical Solutions, Inc., our parent company, with and into our wholly-owned subsidiary Freedom 1, Inc., our change of name to Impact Medical Solutions, Inc., and the related transactions described below, unless the context requires otherwise.

Item 1.01 Entry into a Material Definitive Agreement.

On December 27, 2006, the Company entered into a Subscription Agreement (the “Subscription Agreement”) and a Plan and Agreement of Merger (the “Merger Agreement”). For a description of the material terms of the agreements, reference is made to the disclosures made under Item 2.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

On December 27, 2006, the Company entered into a Redemption Agreement (“Redemption Agreement”) with its sole shareholder, Getting You There, LLC, pursuant to which the Company redeemed all of the issued and outstanding shares, an aggregate of 100,000 shares of the Company’s common stock, in consideration of payment of $1.00 and 200,000 shares of the Company’s common stock.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 27, 2006, the registrant, f/k/a Freedom 1, Inc., a Delaware corporation (“Freedom 1”) entered into a Plan and Agreement of Merger (the “Merger Agreement”) by and between Freedom 1 and Impact Medical Solutions, Inc., a privately held Nevada corporation (“Impact Medical”). A copy of the Merger Agreement is attached hereto as Exhibit 10.2. Concurrently with the execution of the Merger Agreement, Impact Medical purchased 1 share of Freedom 1 for an aggregate purchase price of $1.00 (the “Subscription Agreement”), and Freedom 1 became a wholly owned subsidiary of Impact Medical (the “Sale”). A copy of the Subscription Agreement is attached hereto as Exhibit 10.3. Following the Sale, Freedom 1 effected a short-form parent-subsidiary merger pursuant to the Merger Agreement of Impact Medical with and into Freedom 1, pursuant to which the separate existence of Impact Medical terminated and Freedom 1 changed its name to “Impact Medical Solutions, Inc.”

As used in this Current Report on Form 8-K, all references to the “company,” “we,” “our” and “us” for periods prior to the closing of the Merger refer to Freedom 1, and references to the “company,” “we,” “our” and “us” for periods subsequent to the closing of the Merger refer to Impact Medical and assume the consummation of the short-form merger of Impact Medical with and into Freedom 1. Information regarding Freedom 1, Impact Medical and the principal terms of the Merger are set forth below.

THE MERGER

 The Merger. On December 27, 2006, Freedom 1 entered into the Merger Agreement with Impact Medical. Concurrently with the execution of the Merger Agreement, Impact Medical purchased 1 share of Freedom 1 for an aggregate purchase price of $1.00 (the “Subscription Agreement”) and Freedom 1 became a wholly owned subsidiary of Impact Medical (the “Sale”). Following the Sale, Freedom 1 effected a short-form parent-subsidiary merger pursuant to the Merger Agreement of Impact Medical with and into Freedom 1, pursuant to which the separate existence of Impact Medical terminated and Freedom 1 changed its name to “Impact Medical Solutions, Inc.”

Pursuant to the Merger Agreement, at closing, stockholders of Impact Medical received 1 share of Freedom 1’s common stock for each issued and outstanding share of Impact Medical’s common stock. As a result, at closing Freedom 1 issued 15,653,465 shares of its common stock to the stockholders of Impact Medical, representing 100% of Freedom 1’s outstanding common stock immediately following the Merger.

The issuance of shares of common stock to holders of Impact Medical’s capital stock in connection with the Merger was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement.

Other than those relationships discussed under “Certain Relationships and Related Transactions,” there is no material relationship between Freedom 1 and Impact Medical, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

 Changes Resulting from the Merger. We intend to carry on Impact Medical’s business as our sole line of business. We will relocate our executive offices to 17011 Beach Boulevard, Suite 900, Huntington Beach, California 92647, and our telephone number will be (714) 841-2670.

The Merger and related transactions were approved by the holders of a requisite number of shares of Impact Medical’s capital stock by written consent on December 8, 2006. Under Nevada corporate law, Impact Medical’s stockholders who did not vote in favor of the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that Impact Medical pay them the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger. No Impact Medical stockholders requested appraisal rights.

 Changes to the Board of Directors. Immediately following the execution of the Sale Agreement and pursuant to the terms of the Merger Agreement, Virginia K. Sourlis, Freedom 1’s sole director and its president and secretary, resigned and appointed George Angelidis, Wayne Cockburn, Donald Paterson and Stephen Schectman as directors of Freedom 1, effective at the effective time of the Sale.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

 Accounting Treatment; Change of Control. The Merger is being accounted for as a “reverse merger,” since the stockholders of Impact Medical own all of the outstanding shares of Impact Medical common stock immediately following the Merger. Impact Medical is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Impact Medical and will be recorded at the historical cost basis of Impact Medical, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Freedom 1 and Impact Medical, historical operations of Impact Medical and operations of Impact Medical from the closing date of the Merger. Except as described in the previous paragraphs, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of the company. Further, as a result of the issuance of the shares of common stock pursuant to the Merger, a change in control of the company occurred as of the date of consummation of the Merger. We continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

DESCRIPTION OF OUR COMPANY

Freedom 1 was formed in June 2006 to pursue a business combination. Impact Medical Solutions, Inc., a Nevada corporation (“Impact Medical”), was formed on October 20, 1997 to develop and commercialize the Muscle Pattern Recognition (“MPR”) system, a non-invasive, bio-mechanically and mathematically based evaluation that objectively discriminates between normal and abnormal muscle function as it relates to the back and neck.

After the Sale and Merger, we will succeed to the business of Impact Medical as our sole line of business.

DESCRIPTION OF OUR BUSINESS

Impact Medical Solutions, Inc. was incorporated pursuant to the laws of the State of Nevada on October 20, 1997. Impact Medical purchased the assets of MPR Health Systems, Inc. on September 9, 2003, including a patent and trademark for the Muscle Pattern Recognition (MPR™) System. Since December 2002, Impact Medical has been involved in the development and pre-market clinical testing of the MPR™ System.

MPR™ is a non-invasive, bio-mechanically and mathematically based evaluation that objectively discriminates between normal and abnormal musculoskeletal function as it relates to the back and neck. MPR™ analyzes patterns of muscle recruitment - the engagement of muscles in order to perform specific body movements. MPR™ test results provide detailed physiological information on muscle function that we believe can assist in the diagnosis and treatment of back and neck injuries and illness. The results of an MPR™ evaluation are presented in a comprehensive report that confirms normal muscle recruitment patterns or provides clinically relevant information on the nature and severity of dysfunction at each recorded muscle site.

We believe that the capabilities of the MPR™ System are unique and that the system addresses an unmet market need for an objective, evidence-based test that can be used by physicians and other health care professionals to better assess and manage patients with impaired musculoskeletal function. We believe the MPR™ System supports the cost-containment and risk management goals of insurers, workers compensation carriers, self-insured employers and managed care providers by providing objective information to help control health care costs associated with back and neck injuries.

Central to the MPR™ System is the fact that muscles in the back and the neck function as an interactive system. In order to determine whether a particular muscle is functioning normally or abnormally, it must be examined in concert with all of the other muscle groups required for the body to make specific movements. Muscles also interact in a predictable manner that can be expressed in a kinesiological relationship. These principles have been incorporated into the MPR™ test and form the basis of a unique system that measures the relationships among muscles in a given movement. By comparing relationships of muscles, MPR™ is able to normalize subjects against each other.

The standardized protocol of movements that make up the MPR™ test provides the ability to compare patients to a normal database. When patients replicate the same carefully administered, standardized movements performed by subjects in the normalized database, an accurate comparison can be made. Using a data analysis system (described in greater detail below), the comparison of a patient's patterns with those of the "normal" subjects in our database is the basis of the MPR™ System.

Market Opportunity

Overview
Back pain is one of the most common and significant musculoskeletal medical problems in the world. Back injuries are the leading cause of disability in the United States for people younger than 45 years of age and have been the most expensive health care problem for the 20 to 50 year-old age group. Eighty percent of adults seek care at some time for low back pain, and approximately one third of all disability costs in the United States are due to back disorders.

For most patients, the cause or causes of persistent back pain remain poorly understood. Although imaging procedures, including computerized tomography (CT) and magnetic resonance imaging (MRI), are able to accurately define structural anomalies, the correlation of these anatomic findings with physiology, back pain, and other clinical complaints is imprecise.

Back pain is classified into three categories based on the duration of symptoms:

•	Acute back pain is arbitrarily defined as pain that has been present for six weeks or less.
•	Sub acute back pain has a six- to 12-week duration and
•	Chronic back pain lasts longer than 12 weeks.

Acute low back pain is often recurrent, and most patients with a history of acute episodes eventually have more chronic symptoms. Also, persons who seek medical attention for back pain are thought to be at increased risk for chronic pain and disability. We believe patients in all three groups (acute, sub acute and chronic) are appropriate candidates for MPR™.

Key Market Trends
Several trends have expanded the market for better solutions to diagnosing back problems:

•	increased employer and payor aggressiveness in quantifying and seeking ways to reduce the economic toll of back injuries, one of the largest segments of health care costs;
•	growing awareness of the need for objective information in medical-legal injury litigation;
•	need for measuring patient treatment effectiveness and managing patients to successful outcomes;
•	increased health care purchaser and provider attention to injury prevention; and,
•	increased patient awareness of treatment alternatives.

We believe the convergence of these trends has magnified the large business opportunity to provide clinically proven tools to reduce the costs and improve the outcomes of patients with back pain.

Target Markets for MPR™
The target markets for MPR™ are large and include the following:
•	Primary care physicians, who initially treat the majority of patients with back pain;
•	Specialists including neurologists, orthopedic surgeons, physical medicine and rehabilitation physicians (PM&R) and occupational medicine practitioners (occmed);
•	The employer market;
•	The Workers’ Compensation market;
•	Heath Maintenance Organizations (HMOs); and,
• Insurance companies.
Primary Care Physicians
Primary care physicians typically include family practice physicians, internists, obstetricians, gynecologists, and pediatricians. As back pain is extremely common, these physicians actually see most of these private patients and often have extensive experience in treating acute back pain due to muscle dysfunctions.

Primary care physicians provide a non-invasive (non-surgical) approach and often utilize prescription medications to help reduce pain and inflammation, as well as using the services of physical therapists to assist in maintaining range of motion and muscle tone. Often, they may order a variety of spinal diagnostic procedures to more fully investigate the potential causes of persistent back and neck pain and refer patients to a specialist for further diagnosis and treatment.

Specialists
There are several areas of specialty medicine that we believe represent target markets for MPR™. They include:

•
Neurologists - A neurologist is a medical doctor who has trained in the diagnosis and treatment of nervous system disorders, which include diseases of the brain, the spinal cord, the nerves, and the muscles.

•	Orthopedic Surgeons - Orthopedic surgeons treat the surgical diseases, conditions and injuries of the bones, muscles and joints.
•
Physical Medicine and Rehabilitation - Physical Medicine and Rehabilitation (PM&R), also called physiatry, is the branch of medicine that emphasizes the prevention, diagnosis and non-surgical treatment of disorders - including those of the musculoskeletal system - that may produce temporary or permanent impairment.

•	Occupational Medicine - Occupational Medicine is concerned with the treatment of patients with occupational and environmental illnesses and/or injuries.

Employers
We believe employers can directly benefit from reductions in the medical and income continuation costs due to better diagnosis and treatment of back problems.

The second component of this market - and a market segment unto its own - is the use of MPR™ as an occupational assessment tool to prevent injuries from occurring in the first place. For these employers, we believe screening new and veteran employees to identify those with positive MPR™ tests could improve job placement and identify high-risk groups for future injury that may benefit from back strengthening and flexibility exercises. This use of MPR™ as a predictive tool also blends well with the trend towards preventative medicine.

Additionally, the Company may look at other occupational medicine applications once MPR™ is fully tested for the back/neck.

Workers’ Compensation Market
Work-related back and neck injuries - or musculoskeletal disorders - are caused or aggravated by the work environment. Work-related back and neck injuries can result in reduced worker productivity, inability to perform job tasks, work loss, and temporary or permanent disability.

We believe that Workers’ Compensation carriers stand to generate savings and improve their competitive market position through the adoption of the MPR™ technology. Although state laws vary, carriers are usually able to dictate or influence the sources of care for back problems, particularly in the crucial early period. Increasingly, managed care organizations provide workers’ compensation services through contractual relationships with physician groups. These organizations have the authority to recommend the incorporation of MPR™ into their assessment and treatment protocols.

Health Maintenance Organizations (HMOs)
HMOs contract with large medical groups to provide services under both health benefit and workers’ compensation plans. We believe the use of MPR™ can reduce the need for more expensive tests, reduce the number of physician and non-essential therapy visits, and assist physicians in recommending appropriate rehabilitative therapy. For this reason, we believe managed care organizations such as HMOs will be highly motivated to adopt the cost-effective MPR™ technology.

Insurance Companies
We believe the insurance companies are large targets because their reimbursement policies and practices have a profound impact on the medical diagnostic industry; they largely dictate pricing policies, methods of distribution and growth strategies. Insurance companies are also playing an increasingly important role as prescribers. We believe MPR™ has the potential to control direct medical costs and indirect costs such as lost time, disability claims, and litigation expenses and therefore we believe that MPR™ will be well received by insurers. We also believe they can become a major source of referrals, particularly in the workers’ compensation market.

MPR™ has the potential to serve all of the above markets. Because these markets are inter-related, we believe marketing simultaneously to all markets will reduce the sales cycle, sales and marketing costs and increase market penetration in each segment.

A common trend in each of the market segments is increased competition based not solely on price but also on health outcomes. For employers, reduced toll of back injuries translates directly into higher employee productivity and enhanced profits. Health care risk-bearing and delivery organizations find that clients are demanding better health outcomes, which in turn translate into higher productivity and profitability. National organizations such as the National Committee for Quality Assurance (NCQA) and the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) are promoting outcome-oriented standards and requiring that organizations maintain records and report on outcomes in a growing range of health domains. In this environment, improved treatment of back injuries would provide a significant competitive advantage, with demonstrably improved health and economic outcomes. Given the potential use of MPR in measuring treatment outcomes, we believe our company is well positioned to benefit from the current health care environment.

Our Product Offerings

The MPR™ System
The MPR™ System is a new clinical tool that performs a biomechanical and mathematical analysis of muscle function based on the simultaneous measurement of surface electromyography (sEMG) signals produced by 14 back and neck muscles during the execution of nine distinct body movements (an MPR™ Test). A patient's muscle contractions are digitized and processed by a data analysis system that generates graphic images of recognizable muscle activity patterns. A computer-assisted comparison of a patient's patterns with those produced by normal subjects in our database is then provided in a report that forms the basis of the MPR™ evaluation.

Technologists who perform MPR™ tests on patients are required to receive training from us. We do not believe that any special governmental or regulatory license, certification or approval is required for a Technologist to perform MPR™ Tests.

The MPR™ System consists of three components:

• the MPR™ Data Acquisition Device
• the MPR™ Data Analysis System
• the MPR™ Report

The MPR™ Data Acquisition Device
The MPR™ Data Acquisition Device consists of a commercially available laptop computer system and a recording system equipped with a set of signal amplifiers. The amplifiers are attached to disposable skin-surface electrodes that pick up the electrical signals produced by the underlying muscles. The recording system and signal amplifiers are purchased from one of several suppliers in the market place.

The Data Acquisition Device is controlled by proprietary data collection software developed and owned by us. The software prompts and guides the Technologist (operator) in performing the required data collection tasks; it assists patient and operator in the execution of body movements by providing visual and audio prompts; and it provides a real-time graphical display of muscle activity. Another important feature of our software is its ability to provide a visual analysis of signal quality to the Technologist at each electrode/muscle site that recognizes and warns the operator of signal irregularities. The MPR™ Technologist is therefore assisted in completing successfully and reliably the data collection process, and is further guided in archiving and transmitting data for clinical analysis.

The MPR™ Data Analysis System
The data collected during each MPR™ Test is processed by our computerized Data Analysis System which we maintain at a central location. Our proprietary analytical software assesses the quality of the MPR™ data and derives a number of complex measures which characterize the patient’s muscle recruitment patterns. These measures are then compared to their respective equivalent derivations from a normative database of non-injured and pain-free subjects. The results of the analysis are presented in an MPR™ Report, which is electronically transmitted to the referring health care provider.

The MPR™ Report
The MPR™ Report provides the health care provider with findings that we believe can assist in classifying the patient as normal or with a graded level of muscle dysfunction (abnormal). The MPR™ Report includes graphic, statistical and narrative representations of each muscle group’s recruitment patterns as compared to normative patterns and provides important information about the muscle groups examined. This information includes:

Evidence of dysfunction:	Reports if muscle recruitment is normal or abnormal and, if abnormal, the location of the abnormality.
Conditions of occurrence and severity of dysfunction:	Reports the severity of the dysfunction as compared to normal, and the motor movement(s) in which a dysfunction was observed.
Patterns of abnormal muscle recruitment:	Provides a graphic presentation of the abnormal muscle patterns, including the patterns of abnormal muscle compensation.

MPR™ - based Clinical Evaluation
The MPR™ Report and a health care provider clinical examination would form the basis of an MPR™- based evaluation. At the discretion of the referring health care provider, patients may be retested to measure the progress of treatment and assist in making a decision for discharge. We believe several other critical questions are implicitly addressed when a patient is retested to ascertain if additional treatment is advisable. For example:

•	Is the patient's muscle recruitment pattern now within the range of normal?
•	If not, have the patient’s recruitment patterns improved through treatment?
•	Should the payer continue to fund further (or alternative) treatment?

These questions address issues of rehabilitation, short and long term disability, and the ability of a person to return to work.

Manufacturing and Service
We use commercially available data recording equipment and disposable electrodes from Thought Technology Ltd., (“Thought Technology”) an unaffiliated biofeedback and psycho-physiological instrument manufacturer based in Montreal, Canada. Thought Technology maintains all relevant manufacturing facility registrations and Quality System certifications (ISO 13485) for the sEMG/ECG equipment and disposables used in the MPR™ System, and is in full compliance with FDA, Health Canada and European (CE Marking) requirements.

We also plan on establishing and maintaining Quality System certification (ISO 13485) and establishment registrations in full compliance with FDA, Health Canada and European (CE Marking) requirements.

We perform the final assembly of the MPR™ Data Acquisition Device, which includes software installation on a commercially available laptop computer, system configuration, and final system testing. The MPR™ software is produced and released by us. We are also responsible for first-line service, including software support. Individual equipment is serviced by their corresponding manufacturers.

The MPR™ Data Analysis System (central application server and related software) is configured, maintained, and operated by us.

Regulatory Requirements
The Food and Drug Administration (FDA), under the authority of the Federal Food, Drug, & Cosmetic (FD&C) Act and the Safe Medical Devices Act (SMDA), regulates all medical devices manufactured, imported or offered for import in the United States. FDA’s Center for Devices and Radiological Health (CDRH) is charged with assuring the public that a device is safe and effective for its intended use. CDRH is also responsible for regulating the firms who manufacture, re-package, re-label, and/or import medical devices sold in the United States. In particular, Quality System requirements for medical device companies are set out in the Quality System Regulation (QSR), Part 820 of 21 CFR (Code of Federal Regulations).

The level of regulatory scrutiny is determined in good part by the class of a device. Device classification is risk-based, depending on the intended use of the device and its indications for use. Devices fall into three classes: Class I, II and III, with Class I devices requiring the least stringent controls and Class III devices requiring the most stringent controls. All classes of devices are subject to General Controls, which include establishment (manufacturing/assembly site) registration, device listing, labeling, and Good Manufacturing Practices (GMP) in compliance with the Quality System Regulation.

The FDA does not actually test devices, but through various committees, it reviews pre-marketing applications for devices to assure their safety and effectiveness in accordance with their classification. For the majority of diagnostic devices, a manufacturer placing a new device on the market must first demonstrate that the device is “substantially equivalent” to a legally marketed device that has already been classified (known as a “predicate” device). This is accomplished by submitting a Premarket Notification under Section 510(k) of the FD&C Act. If after the 510(k) review the new device is found to be “substantially equivalent” to its “predicate” device, the FDA will allow the interstate sale of the new device.

Thought Technology’s sEMG equipment used in the Data Acquisition Device of the MPR™ System has already been cleared by the FDA under Section 510(k). We plan on seeking our own 510(k) approval from the FDA in 2007. We are working with experienced FDA/regulatory consultants and have already identified suitable predicate devices, which we believe are substantially equivalent to the MPR™ System. A 510(k) premarket notification to the FDA is planned for 2007 to approve the system for sale as an adjunct diagnostic device. We anticipate additional performance and marketing claims will be filed with the FDA after the completion of our clinical studies - the results of which we believe will determine the degree of clinical utility for the MPR™ test as a diagnostic tool in its own right.

Reimbursement for MPR™ - CPT Coding
When billing insurance companies for services like MPR™, health practitioners use “codes”. Reimbursement claims require the use of two coding systems: one that identifies the patient's disease or medical condition (the International Classification of Diseases, 9th Revision, Clinical Modification, or ICD-9-CM, codes) and another that describes the procedures, services or supplies a practitioner provides to their patients (the Current Procedural Terminology, or CPT, codes).

CPT coding was developed by the American Medical Association (AMA) in 1966 in response to the increasing need for standardized terminology and clarity so that physicians and other health care providers could describe their work for purposes of billing health insurers. CPT is also used for administrative management purposes such as claims processing and developing guidelines for medical care review.

The process for requesting a new CPT code is well defined and the AMA has developed a formal process for evaluating coding suggestions. Requests are sent to the CPT Editorial Panel and reviewed by appropriate members of the CPT Advisory Committee. Coding proposals must contain detailed information on the procedure described, including a clinical vignette of the typical patient and, if a surgical procedure, an operative report. Copies of peer-reviewed articles published in U.S. journals describing the safety and effectiveness of the procedure must also be included.

 MPR™ has been reimbursed under a general CPT code for “Alternative Neuromuscular Disorders” (Code #95999). We believe that to obtain broad acceptance of the MPR™ System with health care practitioners, it may be important for us to obtain a more specific CPT code for the test than Code #95999. We are working with a leading specialized consulting firm that provides financial and regulatory services to companies like ours and we expect to complete a thorough analysis of this issue before a decision is made regarding a specific reimbursement code.

Patents and Trademarks

Our technology is protected by the following patent:

Patent	Information	Dates	Status
Muscle Pattern Recognition	Full application	August, 2001	Approved

US Serial:
6,280,395

Our Muscle Pattern Recognition patent protects the method for determining muscle dysfunction of a subject; the system for determining muscle dysfunction of a subject; the computer readable medium having stored instructions (computer programs) for analyzing the muscle dysfunction of a subject; a muscle dysfunction evaluation network (data collection, analysis, reporting and communications links) for determining muscle dysfunction of subjects; and a muscle dysfunction report.

We have not applied for patent protection for the MPR technology in any country other than the United States, although we anticipate doing so if and when any U.S. patents are issued.

Competition

The market for our solutions is very competitive and is constantly changing. Our competitors vary in the size and scope of the products and services they offer. We may encounter competition from a number of sources, including:

Myosymmetries International Inc.

Myosymmetries International is a privately-owned, Canadian-based pain treatment clinic specializing in the application of integrated psychological, massage and physical therapies for the treatment of chronic musculoskeletal pain resulting from either traumatic or repetitive strain injuries. We believe the bulk of their research is applied to patients who have been diagnosed with Fibromyalgia or Chronic Fatigue Syndrome although some of their work involves the evaluation of patients with lower back pain. The focus of their research into back pain appears to involve comparing sEMG signals between one side of the lower back versus the other (i.e. left side versus right side). We believe this approach is limiting because it does not look at the entire musculoskeletal system of the back and the neck.

Biotonix Inc.

Biotonix is a Canadian-based health care company that has developed a non-invasive technology for assessing musculoskeletal form and function called BioPrint. BioPrint involves the placement of a number of reflective markers on the patient, taking four digital photographs of the patient, and comparing the digital results against an expert system. The system does not involve the use of sEMG and appears to be based more on bone structure than muscle physiology. The primary purpose of BioPrint is to analyze posture and to use certain exercises to correct any postural deviations. The primary market for BioPrint appears, at this time, to be the chiropractic market. Although we do not believe that the Biotonix technology can compete directly with MPR™ , it is mentioned here because it is used in the assessment of musculoskeletal form and function.

Precision Biometrics, Inc.

Precision Biometrics, Inc. is a private U.S. company that manufactures and sells electrophysiological equipment including a static sEMG system called the MyoVision 8000. The MyoVision 8000 appears to be used primarily by chiropractors to evaluate patients with back problems. The system looks at left side of the back versus the right side and the results are displayed on a screen for the patient to view. We believe the results have limited value because it appears they can be affected by the improper placement of the hand-held units, the cleaning fluid used on the terminals, patient sweat and technician error. Precision Biometrics reports that the underlying technology has been undergoing research for over 13 years and has not yet been subjected to peer review or any independent clinical trials.

Noromed

Noromed is the medical division of Myotronics-Noromed, Inc., a private U.S. dental electronics company.  Noromed designs and manufactures sEMG, Dynamic Range of Motion and muscle testing devices for evaluation and rehabilitation applications in physical medicine, physical therapy, chiropractic and university research. Noromed believes their sEMG instrumentation has additional applications as a therapeutic device in muscle re-education. i.e. treatment of stroke patients and treatment of injured muscles.

We believe Noromed has two products that may be viewed as competitive. The first is a sEMG device and the other is a Dynamic Range of Motion device. The sEMG device is used to compare one side of the back to the other (i.e. right side versus left side) and can be used as either a hand-held device or as a patient-mounted device. As a hand-held device, the results from the sEMG equipment may be viewed as subjective because placement of the electrodes is at the discretion of the technician doing the test. As a patient-mounted device, the sEMG device is limited to collecting signals from the lower back and the results are measured against a patient’s earlier test rather than a normative database. Noromed’s Dynamic Range of Motion instrumentation is used to measure lumbar flexion extension and range of motion, We do not believe this is a direct competitor to MPR™ which measures muscle function.

We believe our MPR™ System offers the following advantages compared to our competition:

•	Our research has been subjected to independent scientific peer review and published in highly regarded journals;
•	Our test is objective and not influenced by the Technician;
•	We have independent clinical results to support our research;

•	We have a Medical Advisory Board that we believe is comprised of some of the leading back experts in North America;
•	We believe our business model blends well with the current cost-conscious health care market.

Sales and Marketing

Overview
We believe today’s health care environment in the U.S. is very complex, and the development and introduction of a new medical device such as MPR™ involves not just an FDA approval process, but overcoming significant reimbursement hurdles and complex commercial challenges associated with training and educating physicians, patients and payors.

We believe the traditional delivery of health care, when decision-making was based on the sole discretion of the treating physicians, has evolved toward a more financially based, protocol-driven medical care that is now known as evidence-based medicine. We believe this new healthcare paradigm has created new and complex relationships between all organizations that populate every point of the health care compass - integrated insurers, self-insured employers, managed care organizations, third party administrators, risk managers and physician networks. We believe complicated new relationships have evolved and must all be considered as part of the marketing effort of MPR™.

The Marketing Plan
We believe there are three broad markets for MPR™ under which all other target markets fall. The three markets are the Major Medical market, the Workers’ Compensation market and the Medical/Legal market. Our initial target market for MPR™ is the Major Medical market because we believe successfully penetrating this market will allow us to reach the largest audience of potential users and referrers of the test.

Major Medical Market
The target markets for MPR™ within the medical profession include Neurologists, Orthopedic Surgeons, Physical Medicine and Rehabilitation Specialists (Physiatrists), Occupational Medicine Practitioners (OccMed), Primary Care Physicians (GPs) and Physical Therapists.

For MPR™ to be accepted by this market we believe there are three important conditions that must be met:

1.	The clinical effectiveness of MPR™ must be demonstrated in independent clinical studies and the results must be published in one or more peer-reviewed journals;
2.	Medical professionals must be certain that they will be reimbursed if they prescribe the test; and,
3.	There must be minimal disruption in the way physicians treat their patients when introducing MPR™ into their practice.

To meet the first condition, we have started an independent clinical trial of MPR™ at two North American sites with plans to expand to four. Patient recruitment to this trial is currently on hold and will remain so until we obtain further funding.

Integrated medical practices (physicians with rehabilitation capability) and independent rehabilitation hospitals and clinics were approached to participate in our clinical trial. Site selection was important and was ultimately based on three criteria:

1. The participating site should be, in our view, recognized as a leading center for the treatment of back and neck injuries;
2. Each site must meet certain commitments regarding patient recruitment; and,
3. Each site must have the potential of becoming an MPR™ customer after the trial has been completed.

We believe each of the four participating centers also has the potential to serve as a provider of the technical services (i.e. perform the MPR™ test) for potential new customers such as Workers’ Compensation members and local employers.

We believe successful completion of the clinical trial will allow us to receive all necessary regulatory bodies’ clearance for the U.S., Canadian and European markets. Concomitantly, we believe it will provide all necessary data for the preparation and submission of independent scientific papers to peer-reviewed journals and the participation in selected scientific and medical conferences.

Following the clinical trial, we intend to use the recognition and influence of our Medical Advisory Board (MAB) members to assist in the process of MPR™ methodology acceptance in the medical community at key scientific and medical conferences.

We anticipate target marketing will follow from industry and trade awareness campaigns to specific executions directed at specific customers and customer segments. We expect individual physicians and occupational clinic settings involved in Workers’ Compensation will be an early initiative under our marketing plan.

The Workers’ Compensation system is a legally-driven medical delivery system and we believe that many physicians do not wish to become involved in litigated matters and defer such cases to those specialists who are familiar with the compensation laws. It is this latter group of health care providers who take care of the overwhelming majority of such cases. The specialties of Occupational Medicine, Orthopedic Surgery, Neurology and Physical Medicine and Rehabilitation (Physiatry) are the most common care providers to the injured worker. It is to these groups of providers that we will initially concentrate our efforts. Through publications in medical journals, presentations at national medical conferences, lectures at smaller local medical societies and hospitals, discussions with selected teaching hospitals and universities, and the writings and endorsements of the members of our MAB members, we believe we can appropriately present the MPR™ technology to a wide audience of users. As the members of a medical community tend to speak freely amongst themselves about emerging technologies, we believe we can also expect a greater awareness of MPR™ from simple doctor-to-doctor word of mouth.

We believe that as the awareness of the MPR™ technology increases, it will be easier for a physician to request a test just as he/she can request an x-ray or an MRI. And because it is only the physician who can institute a rehabilitative treatment program for an injured patient, he/she can also order follow-up MPR™ testing to monitor a patient’s progress during their rehabilitative recovery phase and assist in bringing that case to closure.

At approximately the same time, we expect to contact and begin all of the necessary activity to join with other high-profile providers of healthcare and work with them as beta-sites to help spread the word and independently demonstrate the benefits of the MPR™ technology in the diagnosis and treatment of back and neck injuries.

Discussions have already begun with healthcare providers and large key national employers and insurers. They have all indicated their interest and intention to become involved with us both as users and buyers of the MPR™ services upon completion of the clinical trial and with our FDA clearance, if obtained.

Under these ‘joint ventures’, we believe that we will soon thereafter generate the support and data necessary to obtain our own CPT code (reimbursement code), a key, we believe, to more widely spreading the awareness and utilization of the MPR™ technology and a key, we believe, to meeting the second condition in obtaining acceptance by the medical profession.

Finally, we believe that it is well-known that health care providers, specifically medical doctors, use testing and examination methodologies that they have learned through their years of training and practice and that changing the way in which they treat their patients is a difficult challenge for companies like ours. To overcome this challenge (the third condition listed above), we expect to start contacting medical schools after the completion of the clinical trial to begin training those specialists that have been identified as the main prospective users of MPR™ (i.e. occupational medicine doctors, physiatrists, neurologists, and orthopedic surgeons). We intend to approach influential medical schools to start such a program that we believe will allow the MPR™ methodology to become a part of the training curriculum for the clinical evaluation of patients with non-surgical back and /or neck injuries.

Workers’ Compensation

History and Overview
In almost all states, employers are required to purchase insurance for their employees from a workers' compensation insurance company - also called an insurance carrier. In some states, larger employers who are clearly solvent are allowed to self-insure or act as their own insurance company, while smaller companies (with fewer than three or four employees) are not required to carry workers' compensation insurance at all. When a worker is injured, his or her claim is filed with the insurance company - or self-insuring employer - who pays medical and disability benefits according to a state-approved formula.

The workers' compensation system provides replacement income, medical expenses and sometimes vocational rehabilitation benefits (i.e. on the job training, schooling or job placement assistance). An employee temporarily unable to work due to work-related injury is often entitled to receive two-thirds of their average wage up to a fixed ceiling. These payments are tax-free, so they would fare reasonably well in most states. Many employees are eligible for these wage-loss replacement benefits as soon as they've lost a few days of work because of an injury (i.e. back injury) that is covered by workers' compensation.

Although state laws vary, insurance carriers are usually able to dictate or influence the sources of care for back problems, particularly in the crucial early period. These organizations have the authority to recommend the use of MPR™ in their assessment and treatment protocols. We believe Workers' Compensation boards and self-insured companies stand to generate substantial savings by using MPR™ because of the enormous costs involved in lost productivity associated with employee time away from work.

There are many players involved in the many facets of the implementation of the workers' compensation system. They include:

•	the medical profession in the broadest definition of 'medical'
•	insurance companies
•	employers and employer organizations
•	injured workers
•	labor unions and workers' organizations
•	attorneys and their organizations
•	the state agencies that regulate and implement the workers’ compensation program

We believe all of the players are in some way linked to each other under the workers’ compensation system, and we believe each stakeholder represents a distinct market for MPR™ and requires a unique marketing approach. The one common element however that underscores each of these markets is that to be successful, we believe MPR™ must gain the acceptance of the medical profession and the insurance companies.

Insurance Companies and Medical/Legal Market
Addressing the needs of the insurance companies will be one of the other prime focuses of our marketing plan. Their reimbursement policies and practices may have a profound impact on our methods of distribution, our growth strategy and ultimately on our revenues because their reimbursement procedures largely dictate the pricing policies for our product. We believe that by addressing the needs of the insurance companies, we are also addressing the needs of the medical professionals who use MPR™. Third party payers can be very controlling and onerous for physicians to deal with on a day-to-day basis and if we are successful in establishing clear reimbursement policies for MPR™, we believe physicians will be more likely to use the test because they may be saved the aggravation of fighting the insurance company over billing and payment for the test.

When billing insurance companies for services like MPR™, health practitioners use reimbursement codes. Reimbursement claims require the use of a coding system: one that identifies the patient's disease or medical condition and another that describes the procedures, services or supplies a practitioner provides to their patients (the Current Procedural Terminology, or CPT code).

The process for requesting a new CPT code is well defined by the American Medical Association which has developed a formal process for evaluating coding suggestions for products like MPR™. In the past, MPR™ has been reimbursed under a general CPT code for “Alternative Neuromuscular Disorders” (Code #95999).  To obtain broad acceptance of the MPR™ System with insurance companies and other third party payers, we believe it may be necessary to obtain a more specific CPT code for the test than Code #95999.  To help us achieve this goal, we are working with a leading specialized consulting firm that provides financial and regulatory services to companies that operate in regulated industries.

If we are successful in obtaining a CPT code for MPR™, the marketing emphasis with the insurance companies is likely to shift from proving the safety and effectiveness of MPR™ to demonstrating the economic benefits associated with using the test to identify and treat muscle dysfunction of the back and the neck. We believe this shift can be accomplished through one or more independent cost/benefit studies which we plan on beginning after the current clinical trial has been completed.

We believe the value of these cost/benefit studies to us is great because insurance companies are also playing an increasingly important role as prescribers. And because we believe MPR™ has the potential to control direct medical costs and indirect costs such as lost time, disability claims, and litigation expenses, we believe that MPR™ will be well received by insurers who have the potential to become a major source of referrals, particularly in the workers’ compensation market. The cost of these studies is expected to be less than those associated with the current clinical trial and may be absorbed by one or more potential customers.

Other Target Markets

Employers

Most employers are experience-rated for workers’ compensation. They can directly benefit from reductions in the medical and income continuation costs due to better discernment in the diagnosis and treatment of back problems. In addition, many employers retain significant financial risk for disability and lost wages as well as health care costs under health benefit plans they purchase on behalf of their employees and dependents. We believe these employers stand to reduce their health care costs by using MPR™.

Self-insurance, in the context of workers’ compensation (WC), is a program under which an employer assumes the risk for the vast majority of its WC liabilities, and purchases some form of excess, or stop-loss coverage, designed to protect the employer from catastrophic losses. We will initially focus our sales and marketing efforts with those employers where we believe the MPR™ System’s strengths and economic advantages are most easily recognized and quantified. Some of these employers include previous users of MPR™.

We will also target specific employers where MPR™ has the ability to serve as an occupational health assessment tool that we believe can be used not only to reduce the overall cost of health care and health care insurance but also as an assessment tool to prevent back injuries in those employees who may have a pre-existing condition. Examples of these employers include those companies working in the automobile manufacturing sector, airlines, ground transportation and heavy manufacturing.

Health Care Plan Administrators will also be targeted. These large organizations provide services to public and private self-insured employers. In their role to manage private plans, they can influence care strategies and/or treatment selection criteria, and they may have authority to commit funds for evaluation and treatment. Most of them have financial incentives to contain costs and limit payors' exposure related to ongoing treatment and disability.

Other target markets include firms servicing insurance companies, third-party plan administrators for self-insured employers, and risk and case management companies. We plan on targeting the medical care providers that service these markets such as hospitals, rehabilitation clinics, industrial clinics, diagnostic centers, physical therapists and MRI imaging centers. We feel this second group is also an important component of our strategy because, in addition to its capacity to prescribe MPR™, it may serve as a delivery vehicle for the test.

Health Maintenance Organizations (HMOs) are expected to be of vital importance to us due to their leadership role in the cost containment drive and the considerable market share they enjoy.

We will also attempt to recruit hospitals, independent clinics and diagnostic centers as evaluation centers for MPR™ evaluations. We believe these providers have the potential to become the delivery system for corporate clients and insurance companies. They have the ability to service the medical/legal market and may later become the sites for entry into the medical back pain and physical medicine market.

We also believe that the MPR™ technology can have a significant impact on the cost containment related to the conservative management of back and neck patients in the rehabilitation industries. The large increase in the cost of treatments over the last decade has resulted in more and more reimbursement being based on capitation. Under the capitation system, health care providers are awarded a fixed maximum in their fees for services. At this time, we believe there are no known objective measures that can monitor if a patient needs more treatment or not. We believe we can provide this objective evidence, and we are planning to build relationships with major national rehabilitation organizations that we believe will result in the establishment of best care practices for the delivery of back and neck rehabilitation protocols.

We also expect to enter into agreements with local and regional medical product distributors to reinforce the sales and marketing of MPR™, and to act as service providers to their customers and to other strategic partners. We believe that developing longer sales cycle opportunities will be accomplished through more comprehensive strategic marketing and foreign and domestic partnerships. We anticipate that this combination of efforts will establish the product awareness and acceptance.

Regional Reference Centers
We also plan on establishing several Regional Reference Centers to service specific geographic markets. These Centers are expected to include:

a.
Company-owned and operated Centers - by establishing key company-owned and operated MPR™ Centers, we hope to demonstrate the economic and business models of high volume centers. We plan to do this prior to creating the value proposition of (b).

b.	Franchised MPR™ Centers - we plan for providing opportunities for entrepreneurs to own and operate certain Regional Reference Centers which we believe will provide us with additional revenue streams.

Growth Through Partnership
We are in the process of developing corporate alliances for the development, sales and marketing of MPR™ in a number of important markets. Initially, we are targeting strategic alliances with corporate partners to gain ‘footholds’ in specific markets outside the United States.

The second level of partnerships is expected to be with U.S. corporate partners to gain access to our key domestic markets. Together we hope to encourage pilot projects with carefully selected customers - employers, workers' compensation carriers, managed care organizations and physicians groups that deliver significant services under workers' compensation.

We have entered into discussions with a European-based company for the sales, marketing and distribution of MPR™ in the European Union (EU) but no agreement has been reached. We have also entered into discussions with another company for a similar deal in Canada but no agreement has been reached.

Research and Development

We continue to develop and enhance the features and performance of our technology with the goal of introducing new products based on our research and development activities. Two of our four employees and two of our three independent consultants devote at least a portion of their time to research and development activities.

Employees

We have 4 full time employees including one research and development employee, one medical and clinical employee and two administrative employees. Three of our employees are members of management. To the best of our knowledge, we are in compliance with local prevailing wage, contractor licensing and insurance regulations. None of our employees is represented by any collective bargaining agreement, and our relationship with our employees is good.

 Legal Proceedings

We are not aware of any pending legal proceedings against us.

Property

We lease approximately 200 square feet of office space at 17011 Beach Boulevard, Suite 900, Huntington Beach, California, 92647 pursuant to a month-to-month lease which expires in March 2007. Our lease provides for an annualized rental of approximately $20,220 which is subject to adjustments every six months. The space can house approximately two staff. We believe that our facilities are adequate for our needs and that additional space is readily available should we need it. We also lease approximately 500 square feet at the Regus Business Centre, 1000 de la Gauchetiere, Montreal, Quebec, H3B 4W5. The annual rent is approximately $20,900 and the lease expires in March 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

 The information set forth and discussed in this Management’s Discussion and Analysis or Plan of Operation is derived from the Financial Statements of Impact Medical and the related notes thereto which are included as exhibits to this current report. The following information and discussion should be read in conjunction with such Financial Statements and notes. Additionally, this Management’s Discussion and Analysis or Plan of Operation constitutes forward-looking statements. We encourage you to review our “Cautionary Note Regarding Forward-Looking Statements” at the front of this current report, and our “Risk Factors” set forth above.

Overview
We were formed in June 2006 to pursue a business combination. On December 27, 2006, we were acquired by Impact Medical (the “Sale”), and on December 27, 2006 we changed our name to “Impact Medical Solutions, Inc.” Impact Medical was formed in October 1997 and on September 9, 2003, purchased the assets of MPR Health Systems, Inc. including a patent and trademark for the Muscle Pattern Recognition (MPR™) System.

After the Sale, we succeeded to the business of Impact Medical as our sole line of business. Currently, we are involved in the development and pre-market clinical testing of the MPR™ System.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We rely on historical experience and on other assumptions we believe to be reasonable under the circumstances in making our judgment and estimates. Actual results could differ from those estimates. We consider our critical accounting policies to be those that are complex and those that require significant judgments and estimates, including the following: recognition of revenue, expensing of software development costs and income taxes.

Development Stage Company
We are a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." We are devoting substantially all of our present efforts to establish a new business, and our planned principal operations have not yet commenced. We have not generated any material revenues throughout our history and our ability to continue in business is dependent upon obtaining sufficient financing or attaining future profitable operations.

Cash and cash equivalents, other cash flow statement supplemental information and concentration of risk
We consider all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits. We believe that our loss exposure is limited due to quality of the financial institutions that hold our deposits.

Income taxes of $2,400 and $0 were paid in 2005 and 2004. Interest payments of $0 and $1,686 were made in 2005 and 2004.

Furniture and Equipment
Furniture and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which is 5 years.

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. When furniture and equipment are retired or disposed of, the related costs and accumulated depreciation are eliminated from the accounts, and any gain or loss on such disposition is reflected in operations.

Patent
Patent consists of U.S. Patent No. 6,280,395 and legal fees incurred in maintaining the patent for our product. These costs are amortized over a period of seventeen years using the straight-line method.

Long Lived Assets
Long-lived assets (primarily furniture and equipment and patents) are reviewed annually for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

Research and Development Costs
Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB Statement No. 2, “Accounting for Research and Development Costs”.

Income Taxes
We account for income taxes under the liability method required by SFAS No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Stock-based Compensation
We have elected to adopt the provisions of SFAS 123 and has measured compensation cost related to stock options issued to employees at their fair value using the Black-Scholes method. Stock based compensation issued to persons other than employees is also reflected in the financial statements at fair value computed using the Black-Scholes method. The fair value of the 4,173,600 options granted during 2004 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 2.71%; volatility of 25% and a weighted fair value of $.0012. Total compensation included in the accompanying financial statements was $124,219 and $5,009 for the years ended December 31, 2005 and 2004 respectively.

Following the merger of Impact Medical and Freedom 1, we intend to adopt, subject to shareholder approval, a qualified stock option plan that will include up to 4,850,000 shares of our common stock.

Fair Value of Financial Instruments
We measure our financial assets and liabilities in accordance with accounting principles generally accepted in the United States. For certain of our financial instruments, including cash, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to Impact Medical for notes payable of similar maturities are substantially the same.

Recent Issued Accounting Standards
On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions” (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. We do not anticipate that the implementation of this standard will have a material impact on our financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS 154 to have a material effect on our financial statements.

Results of Operations

Research and Development
 We expense our research and developments expenses. Research and development expenses consisted of costs associated with the design, development, testing, and enhancement of the MPR™ System. The primary costs are salaries, consulting fees and non-recurring software development costs. Research and development expenses increased to $165,740 in 2006 from $148,996 in 2005 primarily due to an increase in the development work of our analytical software.

Medical and Clinical
 Medical and clinical expenses consisted of costs associated with the preparation for the clinical trials for the MPR™ System. The primary costs are salaries, consulting fees, clinical trial protocol development costs and clinical research organization costs. Medical and clinical expenses decreased to $207,663 in 2006 from $430,543 in 2005 primarily due to the suspension of patient enrollment in our multi-center clinical trial.

Nine Months Ended September 30, 2006 and 2005

We had no revenues for the nine months ended September 30, 2006 and no revenues for the nine months ended September 30, 2005.

Direct costs for the nine months ended September 30, 2006 were approximately $373,037 compared to approximately $579,539 for the same period in 2005, a decrease of approximately $206,502 or 35,6%. This was a result of the suspension of patient enrollment in our multi-center clinical trial. We expect that we will require approximately $1.5 million of cash for operating activities in 2007. This increase will be due primarily to the recommencement of the clinical trial for MPR system.

Indirect expenses, which include indirect labor, professional fees, advertising, consulting and general and administrative, decreased approximately $143,841 from approximately $535,518 for the period ended September 30, 2005 to approximately $391,677 for the same period in 2006. This represents a decrease of 35.6%. This was a result of the suspension of patient enrollment in our multi-center clinical trial.

Year Ended December 31, 2005 and 2004

We had no revenues for the year ended December 31, 2005 and no revenues for the year ended December 31, 2004.

Direct costs for the year ended December 31, 2005 were approximately $765,715 compared to approximately $268,718 for the same period in 2004, an increase of approximately $496,997 or 184.8%. This resulted primarily from the commencement of the clinical trial.

Indirect expenses, which include indirect labor, professional fees, advertising, consulting and general and administrative, increased approximately $231,834 from approximately $456,017 for the year ended December 31, 2004 to approximately $687,851 for the same period in 2005. This represents an increase of 50.1%. The increase is a result of our marketing and consulting fees that are related to the positioning of the company and its products for delivery to commercial markets, and a decrease in indirect labor and general and administrative expenses due to reductions in company staffing.

Liquidity and Capital Resources

We utilized cash of approximately $764,140 in the nine months ended September 30, 2006 compared to $1,115,057 for the nine months ended September 30, 2005. The cash used in operating activities in 2006 is lower than 2005 due to the suspension of our patient enrollment in our multi-center clinical trial. We have funded our operations primarily through private placements of equity securities. In 2005, we raised gross proceeds of approximately $1,045,000 through a private placement of 1,045,000 units at a price of $1.00 per unit, each unit consisting of one share of common stock and one Series B Warrant. Each Series Be Warrant represents the right to purchase one share of common stock for $1.00 at any time prior to December 31, 2009. The costs relating to the units sold in 2005 totaled $112,849. In 2006, we raised gross proceeds of $517,305 through private placements of 517,305 units at a purchase price of $1.00 per unit, each unit consisting of one share of common stock and one Series B Warrant.

We will need to generate significant additional revenue to support our projected increases in staffing and other operating expenses, which we cannot give any assurance we will be able to accomplish. If we are unable to generate increased revenue, it may be necessary for us to significantly reduce expenses or raise additional capital to stay in business. Although we believe the additional capital we will require will be provided through increased revenue, we cannot assure you that we can generate sufficient revenue to maintain projected operating levels. Accordingly, we may need to try to secure additional equity or debt financing which we cannot assure you would be available to us at prices that would be acceptable. Our failure to generate such revenue, reduce expenses or obtain necessary financing could impair our ability to stay in business.

RISK FACTORS

Development Stage Company with Limited Operating History

We are in the development stage and our operations are subject to all the risks inherent in launching a new business enterprise, in developing and marketing a new product or service, and in establishing a name and a business reputation. The likelihood of our success must be considered in light of problems, expenses, difficulties and delays frequently encountered in converting prototype designs into viable production designs, and in achieving market acceptance with a new type of product or service. We have had no product revenues to date, have operated at a loss since inception, and will likely sustain operating losses for an indeterminate time period. There can be no assurance that we will ever generate material revenues or that we will ever be profitable.

New and Uncertain Market

Until now, muscle injuries have always been diagnosed and evaluated subjectively by physicians through physical examination. Accordingly, there is no established demand for a computer assisted procedure to assist in the diagnosis of such injuries, and it is difficult to predict if, and when, the procedure will gain wide acceptance by prescribers. A prerequisite to our success will be our ability to establish MPR™ as a standard medical practice for use in the diagnosis of muscle dysfunction. We believe it will take a minimum of three to five years for such awareness to be achieved, if it can be achieved at all. Factors that may affect market acceptance could include resistance to change, concerns over the lack of track record of the procedure, and the risk for insurance companies to use the results of the procedure to challenge or overrule the diagnostic or treatment decisions of a physician.

We may not be able to protect important intellectual property, and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

We currently hold one United States patent on the MPR™ technology. While we believe that we have a proprietary position for our product, we believe that our ability to be successful will be contingent on our ability to protect the MPR technology, its future developments and its know how. There can be no assurance, however, that this patent will provide substantial protection of the MPR™ technology or that its validity will not be challenged. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.

We presently have no patent protection of the MPR™ technology outside the United States.

We have only developed a single product which has no sales. The failure of such product to achieve market acceptance would result in our having to raise additional funds for research and development for new products.

Since our incorporation, we have been involved in the research and development of a single product: the Muscle Pattern Recognition System. The MPR™ System uses patented technology to analyze muscle function in the back and neck. To date, we have achieved no sales of this product and it has yet to achieve market acceptance. Unless we are able to successfully market its MPR™ System, we will need to raise additional funds to engage in the research and development of new products. We may be unable to raise additional funds on terms acceptable to us, if at all. We have a limited operating history and will continue to incur costs in launching our products.

We may not be able to grow at a rapid pace.

There is no established demand for the MPR™ System and we may be unable to create such a demand. We can not predict whether or not the MPR™ System will gain acceptance by doctors, chiropractors or other health professionals. In the event we are unable to create such acceptance, we will be unable to achieve significant revenues and may have to raise additional funds for research and development of additional products.

Our management controls a substantial percentage of our stock and therefore has the ability to exercise substantial control over our affairs.

As of the date of this Current Report on Form 8-K, our directors and executive officers beneficially owned approximately 9,020,622 shares, or approximately 56.9%, of our outstanding common stock in the aggregate. Because of the large percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our stockholders.

The loss of our executive officers and certain other key personnel could hurt our business.

Our success wholly depends upon the personal efforts and abilities of our officers Wayne Cockburn, Alan Goldman and Steeve Asselin. The loss of or unavailability of the services of any one of these individuals would have a material adverse effect on our business prospects and/or potential earning capacity.

We may not be able to hire and retain qualified personnel.

Competition for qualified personnel in the healthcare industry is intense, and we may not be successful in attracting and retaining such personnel. Failure to attract qualified personnel could harm the proposed growth of our business. In addition, companies in our industry whose employees accept positions with competitors frequently claim that the competitors have engaged in unfair hiring practices. We may receive such notices in the future as we seek to hire qualified personnel and such notices may result in material litigation and related disruption to our operations.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us because there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will ever want to conduct any secondary offerings on our behalf.

Currently, there is no liquid trading market for our common stock, which may adversely impact your ability to sell your shares and the price you receive for your shares.

There is currently no liquid trading market for our common stock. Outstanding shares of our common stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable federal or state securities laws or regulations. Although we anticipate applying for approval to have trades in our common stock quoted on the OTC Bulletin Board, we cannot assure you that a liquid market for our common stock will ever develop.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).

These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our independent registered public accounting firm has expressed substantial doubt regarding our ability to continue as a going concern.

Our financial statements for the years ended December 31, 2005 and 2004 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued its report dated August 14, 2006 in connection with the audit of our financial statements for the years ended December 31, 2005 and 2004, that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern due to our having sustained operating losses and capital deficits from operations. The fact that we have received this “going concern opinion” from our independent registered public accounting firm will likely make it more difficult for us to raise capital on favorable terms and could hinder, to some extent, our operations. Additionally, if we are not able to continue as a going concern, it is likely that stockholders will lose all of their investment. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may need to raise additional capital in the future, but that capital may not be available.

We believe that we have sufficient capital to carry out our proposed business objectives and operate as a going concern. However, we cannot assure you that we will be successful or that our operations will generate sufficient revenues, if any, to justify the expense of our operations. If we require additional financing in the future, such financing may not be available or, if available, may not be available on satisfactory terms. Additionally, the nature of our business activities may require the availability of additional funds in the future due to more rapid growth of credit extended than is forecast, and thus, we may need additional capital or credit lines to continue that rate of business growth. We may encounter difficulty in obtaining these funds and/or credit lines. Moreover, even if additional financing or credit lines were to become available, it is possible that the cost of such funds or credit would be high and possibly prohibitive.

If we were to decide to obtain such additional funds by equity financing in one or more private or public offerings, current stockholders would experience a corresponding decrease in their percentage ownership.

Forward Looking Statements

We may from time to time make "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this discussion, the words, "estimate", and "project", "anticipate" and similar expressions are subject to certain risks and uncertainties, such as changes in general economic conditions, competition, changes in federal regulations, as well as uncertainties relating to raising additional financing and acceptance of the Company's product and services in the marketplace, including those discussed below that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

MANAGEMENT

The following table sets forth the name, age, position and term of directorship, as applicable, of each of the Company’s directors and executive officers after the Merger.

Name and Anticipated Position	Age	Impact Director Since

Wayne Cockburn President, CEO, Chief Financial Officer and a Director	50	September 2003

Alan Goldman, MD Vice President, Clinical and Medical Affairs	60	-

Steeve Asselin Vice President, Research and Development	44	-

George Angelidis Director	61	September 2003

Donald Paterson	74	September 2003
Director and Chairman of the Board

Stephen Schectman	59	January 2004
Director

Management Biographies

Wayne Cockburn - CEO, Director
 Mr. Cockburn joined Impact Medical in September 2003. Prior to Impact Medical, Mr. Cockburn was President at MPR Health Systems from January 2002 until September 2003 and Executive Vice President from January 2000 until January 2002. From January 1995 to December 1999, Mr. Cockburn was Vice President, Business Development for Lorus Therapeutics, a public biotechnology company. Mr. Cockburn’s background includes strategic planning, corporate finance, corporate partnering, corporate governance and mergers and acquisitions. Mr. Cockburn has served on the board of directors of several private and public companies. Mr. Cockburn currently serves on the board of directors of MPR Health Systems, Inc., Red Juggernaut, Inc. and Next Millennium Commercial Corp.

Alan Goldman, M.D. - Vice President, Clinical and Medical Affairs
 Dr. Goldman joined Impact Medical in September 2003. Prior to joining Impact Medical, Dr. Goldman was a practicing Board Certified neurologist for 27 years and an Associate Clinical Professor of Neurology at the University of California (Irvine). Through his practice, Dr. Goldman attained extensive experience with work-related injuries. He served as a neurology consultant to numerous insurers and served for four years on the Medical Advisory Board of Blue Cross. Dr. Goldman serves as an expert witness in Workers’ Compensation and general liability litigation matters and was recently appointed as a Medical Panel Chairperson for the State of Utah Labor Commission. His Workers’ Compensation appointments include Independent Medical Examiner for the State of California in 1990, Qualified Medical Evaluator, State of California in 1991 and Agreed Medical Evaluator, State of California in 1992. Dr. Goldman is also a member of the American Academy of Neurology, the California Medical Association, the Utah Medical Association and a Past-President of the Orange County Neurological Society.

At Impact Medical, Dr. Goldman is responsible for all the clinical and medical affairs of the Company. In addition to being a key member of the management team, Dr. Goldman also serves as Chairman of the Company's Medical Advisory Board.

Steeve Asselin - Vice President, Research and Development
 Prior to joining Impact Medical in September 2003, Mr. Asselin was the Director of the Biomechanics Lab at HealthSouth Inc. from September 2000 to December 2002. Mr. Asselin was responsible for the development of the Biomechanics Lab at HealthSouth to enhance and support the clinical programs and services of the company. From May 1994 until September 1999, Mr. Asselin was Research Coordinator at Spinex Medical Technologies. From February 1992 until March 1994, Mr. Asselin was Director, Clinical and Spinoscopy Affairs with a physician group in Boston, Mass. Prior to that, Mr. Asselin was a Research Assistant at Spinex Medical Technologies from September 1989 until February 1992. Mr. Asselin is coauthor of six scientific publications dealing with back injuries and back function and author and/or coauthor of approximately 30 scientific abstracts.

Board of Directors

George D. Angelidis - President and CEO, Hospital Network, Inc.
Mr. Angelidis has been the President of Hospital Network, Inc., a partnership initially consisting of 6 Michigan-based hospitals, since 1998. Since that time Mr. Angelidis has expanded Hospital Network to 17 hospitals by adding 11 new hospital members and structuring a new entity, Hospital Network Healthcare Services L.L.C. He is directly responsible for the company's mobile MRI, bone density and TUMT services, mobile Occupational Wellness, and Medical Waste Disinfection programs. Additionally, the Network is providing medical record scanning and archiving, a regional PACs archiving service, and a member Telehealth service. Mr. Angelidis also manages three affiliated ventures for the fifteen healthcare partners.

Prior to joining Hospital Network, Mr. Angelidis spent eighteen years with Eastman Kodak Company where his most recent position was Senior Technical Sales Representative for the Health Sciences Division. Mr. Angelidis spent time with Picker International in Cleveland, Ohio as their Regional Sales Manager, Manager Group Accounts and Zone Sales Manager and was responsible for over five hundred million dollars in annual sales.

Prior to Picker International, Mr. Angelidis was Vice President of Sales and Manager at King’s Medical in Hudson, Ohio where he gained experience in capital equipment programs. Once introduced to mobile services Mr. Angelidis spent five years with Medical Consultants Imaging, Co. located in Cleveland as Vice President of Sales, Marketing and Business Development. Medical Consultants Imaging Co. was the first joint venture partner of Hospital Network in 1986.

Donald W. Paterson - President, Cavandale Corporation
Since May 1986, Mr. Paterson has been President of Cavandale Corporation, a company principally engaged in providing strategic corporate consulting to emerging growth companies within the technology and healthcare industries. Prior to founding Cavandale Corporation, Mr. Paterson was a Director and Vice-President of Wood Gundy Inc., a Canadian investment bank, from Jan. 1982 to Sep. 1988 where he was directly involved in leading the firm’s activities in financing Canadian and international high technology companies. Mr. Paterson currently serves on the board of directors of Angoss Software Corp., EFOS Corp., Lorus Therapeutics Inc., Homeservice Technologies Inc., Inc., NewGrowth Corp., Telepanel Systems Inc., Utility Corp. and Impatica Inc.

Stephen Schectman, Ph.D. - Healthcare Consultant
Mr. Schectman joined Impact Medical on January 1, 2004. Immediately prior to joining Impact Medical, Mr. Schectman was a partner in NewHealth Solutions Group, a healthcare consulting firm. From June 1996 until February 2003, Mr. Schectman was Senior Director, Health Care Strategy Unit at Schering-Plough, and Vice-President, Business Development, Schering MyHealth Solutions, Inc. Mr. Schectman’s experience includes positions of Senior Management Associate of JRB Associates, Inc., Director, Washington Office for IMPACT Americas Ltd., President, Alpha 1 Biomedicals, Inc., President, Research Data Corporation, President & CEO, Large Scale Biology Corporation, Executive Vice President & Founder, the Encore Group, Consultant for Medco Containment Services, Inc., and Managing Partner for Hudson Bio Capital, Inc. He has served on the board of directors of several private and public companies.

Mr. Schectman holds a BS in Biology and General Science from Randolph-Macon College, a Doctor of Philosophy in Physiological Psychology from the University of Tennessee, and a Special Research Fellowship at Georgetown University of Medicine, Department of Medical Physiology.

There are no family relationships among the officers and directors.

Medical Advisory Board

The Company has established a Medical Advisory Board (MAB) whose members provide advice on the clinical, medical and scientific affairs of IMS, and who work with the Company on new product development. The MAB is chaired by Alan Goldman, MD, the Company’s Vice President of Clinical and Medical Affairs.

Gunnar B.J. Andersson, MD, PhD
Dr. Andersson is the Chairman of Orthopedic Surgery at the Rush University Medical Center in Chicago; managing partner of Midwest Orthopedic, and; past-President of the International Society for the Study of the Lumbar Spine. Dr. Andersson is also the Chairman of the American Academy of Orthopedic Surgeons Research Development Committee.

V. Reggie Edgerton, PhD
Dr. Edgerton is Professor and Vice Chairman of the Departments of Physiological Sciences and Neurobiology at the UCLA Medical Center, and; Project Program Director for the evaluation of neurophysiological changes in microgravity for NASA.

Scott Haldeman DC, MD, PhD
Dr. Haldeman is a Clinical Professor of Neurology at the University of California, Irvine and Adjunct Professor in the Research Division at the UCLA Medical Center. Dr. Haldeman is also Chairman of the Research Council of the World Federation of Chiropractic and a Past-President of the North American Spine Society.

Steven L. Wolf, PhD
Dr. Wolf is a Professor in the Department of Rehabilitation Medicine; a Professor in Geriatrics in the Department of Medicine, and; Associate Professor in the Department of Cell Biology at the Emory School of Medicine. Dr. Wolf is also a Professor in Health and Elder Care in the Nursing School at Emory and the Former Chair of the Advisory Council of the American Physical Therapy Association.

Audit, Nominating and Compensation Committees

Our Board of Directors does not have standing audit, nominating or compensation committees, and our Board of Directors performs the functions that would otherwise be delegated to such committees. Currently, our Board of Directors believes that the cost of establishing such committees, including the costs necessary to recruit and retain qualified independent directors to serve on our Board of Directors and such committees and the legal costs to properly form and document the authority, policies and procedures of such committees are not justified under our current circumstances. However, we anticipate that our Board of Directors will seek qualified independent directors to serve on the Board and ultimately form standing audit, nominating and compensation committees.

Involvement in Certain Legal Proceedings

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

EXECUTIVE COMPENSATION

Compensation of Freedom 1 Executives prior to the Merger

Since our inception through the date of the Merger, none of our officers or directors has been paid any compensation for their services to the Company.

Compensation of Executives after the Merger

Summary Compensation

The following table sets forth the cash and non-cash compensation Impact Medical paid for services rendered during the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, to our current President and Chief Executive Officer. None of our executive officers received compensation in excess of $100,000 in any of those years pursuant to SEC regulations.

Impact Medical does not have a 401(k) plan. In connection with the Merger, we intend to adopt, subject to shareholder approval, a qualified stock option plan that will include up to 4,850,000 shares of our common stock. No other retirement, pension, or profit sharing exist.

Directors of are elected annually. Officers of are selected by the Board of Directors and serve at the pleasure of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 27, 2006, certain information concerning the beneficial ownership of common stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a shareholder has the power to vote or the power to transfer, and stock options and other rights to acquire Common Stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned is based on 15,853,465 shares of Common Stock outstanding. The address of each of the directors and executive officers listed below is c/o Impact Medical Solutions, Inc., 17011 Beach Boulevard, Suite 900, Huntington Beach, California, 92647.

	Amount and Nature of Beneficial Ownership

	Number	Percent of Outstanding Shares

Wayne Cockburn 23 Valley Trail Newmarket, Ontario Canada L3Y 4V8	9,060,200(1)(2)	50.5%

MPR Health Systems, Inc. 23 Valley Trail Newmarket, Ontario Canada L3Y 4V8	8,000,000(1)	50.5%

Steeve Asselin 930, rue de Calais Mont-Saint-Hilaire Quebec Canada J3H 4R1	412,200(3)	---

Alan Goldman 9 Sun Ridge Court Park City, Utah 84060	511,200(4)	---

George Angelidis 6212 American Avenue Portage, MI 49002	380,000(5)	0.06%

Donald Paterson 24 Elgin Avenue Toronto, Ont. Canada M5R 1G6	8,410,000(6)(7)	51.1%

Stephen Schectman 609 West South Orange Avenue Unit 4D South Orange, New Jersey 07079	915,000(8)	---

Elisa Vespa 1075 Old Mohawk Road Ancaster Ontario Canada L9G 3K9	900,000	5.7%

All Officers and Directors as a Group (6 people)	12,588,600	56.9%

(1)
Includes 8,000,000 shares held by MPR Health Systems, Inc.; Mr. Cockburn may be deemed to share voting and investment power with respect to these shares by virtue of being a director and the chief executive officer of that corporation.

(2)	Includes 1,060,200 shares of common stock issuable upon the exercise of an option at $0.25 per share.
(3)	Includes 412,200 shares of common stock issuable upon the exercise of an option at $0.25 per share.
(4)	Includes 511,200 shares of common stock issuable upon the exercise of an option at $0.25 per share.
(5)	Includes 280,000 shares of common stock issuable upon the exercise of an option at $0.25 per share.
(6)
Includes 8,000,000 shares held by MPR Health Systems, Inc.; Mr. Paterson may be deemed to share voting and investment power with respect to these shares by virtue of being a director of that corporation.

(7)
Includes 100,000 shares of common stock and 310,000 shares of common stock issuable upon the exercise of an option at $0.25 per share held by Cavandale Corporation. Mr. Paterson is President and sole owner of Cavandale Corporation.

(8)	Includes 915,000 shares of common stock issuable upon the exercise of an option at $0.25 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between the Freedom 1 and the Founding Stockholders

Immediately prior to the consummation of the Merger, the Company acquired an aggregate of 100,000 shares of our common stock from Ms. Sourlis for an aggregate purchase price of $1.00 and 200,000 shares of our common stock.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 110,000,000 shares, including 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, 15,853,465 shares of common stock and no shares of preferred stock are issued and outstanding.

Common Stock

Voting Rights
 All shares of the Company’s common stock have equal voting rights, with one vote per share, on all matters submitted to the stockholders for their consideration. The shares of common stock do not have cumulative voting rights.

Dividends
 Subject to the prior rights of the holders of any series of preferred stock which may be issued, holders of common stock are entitled to receive dividends, when and if declared by the Board of Directors, out of company funds legally available therefor.

Preemptive and Liquidation Rights
 Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares, or any conversion rights. Upon a liquidation, dissolution, or winding up of the affairs of the company, holders of the common stock will be entitled to share ratably in the assets available for distribution to such stockholders after the payment of all liabilities and after the liquidation preference of any preferred stock outstanding at the time.

Other
 There are no sinking fund provisions applicable to the common stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, none of which is issued and outstanding. Under our articles of incorporation, the Board of Directors may issue shares of preferred stock in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board of directors may determine. This is commonly referred to as “blank check” preferred stock. Blank check preferred stock may make it more difficult for current management to be replaced since management may use it to defeat an unsolicited takeover by increasing the number of shares of common stock held by existing shareholders.

Registration Rights

We have granted no registration rights.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
Our common stock is not currently trading on any stock exchange and is not it quoted on any quotation system or traded in any other manner in the public markets. We are not aware of any market activity in our stock since inception through the date of this filing.

Holders
As of the date of this filing, there are 79 record holders of 15,853,465 shares of our common stock.

Dividends
We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on the common stock will rest solely within the discretion of the Board of Directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since inception.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

See the information set forth in Item 4.01 of this Current Report on Form 8-K which is incorporated herein by reference.

RECENT SALES OF UNREGISTERED SECURITIES

See the information set forth in Item 3.02 of this Current Report on Form 8-K which is incorporated herein by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

See the information set forth in Part I, Item 5 of the Company’s registration statement on Form 10-SB filed with the SEC on July 7, 2006 which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Unregistered Sales by Freedom 1

We issued 100,000 shares of our Common Stock on June 27, 2006, to Getting You There, LLC (“GYT”), an entity owned by Virginia K. Sourlis, the sole officer and director of the Registrant, for aggregate purchase price of $2,100. The Company sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 in reliance, among other things, on the size and manner of the offering and representations and warranties obtained from GYT. On December 27, 2006, we redeemed 100,000 of these shares from GYT for an aggregate purchase price of $1.00 and 200,000 shares of the Company’s Common Stock.

 Unregistered Sales by Impact Medical

In 2005, Impact Medical raised gross proceeds of $1,045,000 through a private placement of 1,045,000 units at a price of $1.00 per unit, each unit consisting of one share of common stock and one Series B Warrant. Each Series B Warrant represents the right to purchase one share of common stock for $1.00 at any time prior to December 31, 2009. The costs relating to the units sold in 2005 totaled $112,849. In 2006, Impact Medical raised gross proceeds of $517,305 through private placements of 517,305 units at a price of $1.00 per unit, each unit consisting of one share of common stock and one Series B Warrant. Impact Medical sold these shares of Common Stock under the exemption from registration provided by Regulation S and Section 4(2) of the Securities Act of 1933 in reliance, among other things, on the size and manner of the offering and representations and warranties obtained from the investors.

Between April and May 2006, Impact Medical issued an aggregate of 60,160 shares of common stock to 2 individuals and one company in consideration of services rendered. Impact Medical issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering and representations and warranties obtained from the individuals.

Item 4.01. Changes in Registrant’s Certifying Accountant

Effective as of December 27, 2006, we dismissed Conner & Associates, PC (“Conner”) as our independent accountants. Conner had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Conner is that, following the consummation of the Merger on December 27, 2006, (i) the former stockholders of Impact Medical owned a majority of the outstanding shares of our common stock and (ii) our primary business unit became the business previously conducted by Impact Medical. The independent registered public accounting firm of Impact Medical was Farber Hass Hurley McEwen, LLP (formerly Farber & Hass, LLP). We believe that it is in our best interest to have Farber Hass Hurley McEwan, LLP continue to work with our business, and we therefore retained that firm as our new independent registered accountants, effective as of December 27, 2006. Farber Hass Hurley McEwan, LLP is located at 888 West Ventura Blvd, Suite A, Camarillo, California, 93010.

The report of Conner on our financial statements for the period from June 27, 2006 (inception) to June 30, 2006 did contain an adverse opinion or disclaimer of opinion, it was qualified or modified as to uncertainty, audit scope or accounting principles. The report contained a going concern opinion on the financials statements as of June 30, 2006 because Freedom 1, Inc. was a blank check company with no assets and the shareholder of the company was not legally obligated to fund the activities of the company.

The decision to change accountants was approved by our board of directors on December 27, 2006.

From June 27, 2006 through December 27, 2006, there were no disagreements with Conner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Conner, would have caused it to make reference to the matter in connection with the firm’s reports.

We had made the contents of this Current Report on Form 8-K available to Conner and requested it to furnish a letter addressed to the SEC as to whether it agrees or disagrees with, or wishes to clarify our expression of, our views, or containing any additional information. A copy of Conner’s letter to the SEC is included as Exhibit 16.1 to this Current Report on Form 8-K.

As of December 27, 2006, Farber & Hass, LLP was engaged as our new independent registered public accountant. The appointment of Farber Hass Hurley McEwan, LLP was approved by our board of directors. During our two most recent fiscal years and the subsequent interim periods through September 30, 2006, we did not consult Farber Hass Hurley McEwan, LLP regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

Item 5.01. Changes in Control of Registrant.

As a result of the Sale and Merger, the Company experienced a change in control, with the former stockholders of Impact Medical acquiring control of the Company. Additionally, as a result of the Sale and Merger, the Company ceased being a shell company. Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 27, 2006, in connection with the Sale and Merger, George Angelidis, Wayne Cockburn, Donald Paterson and Stephen Schectman were appointed to the Company’s Board of Directors and Virginia K. Sourlis resigned from the Company’s Board of Directors and from all of her positions as an officer of the Company. Her resignation was in connection with the Sale and Merger and did not relate to any disagreement with the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 27, 2006, in connection with the Sale and Merger disclosed in Items 1.01 and 2.01, the company changed its name to “Impact Medical Solutions, Inc.” pursuant to a short-form merger of Impact Medical Solutions, Inc., a Nevada corporation, with and into the Company.

Item 5.06. Change in Shell Company Status

Pursuant to the Sale and Merger disclosed in Items 1.01 and 2.01 of this current report, the Company ceased being a shell company as of December 27, 2006. Reference is made to the disclosures set forth in Items 1.01 and 2.01 of this current report, which disclosures are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.
In accordance with Item 9.01(a), Impact Medical’s audited financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 and the Registrant’s unaudited pro-forma consolidated financial statements for the nine-month interim period ended September 30, 2006 and the year ended December 31, 2005 are filed in this Current Report on Form 8-K.

(b) Pro Forma Financial Information.
In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.1.

(c) Exhibits

3(i)	Certificate of Incorporation, dated June 27, 2006

4.1	Form of common stock certificate

10.1	Lease of the registrant’s principal executive offices, as amended

10.2	Plan and Agreement of Merger by and between Freedom 1, Inc. and Impact Medical Solutions, Inc., dated December 27, 2006

10.3	Subscription Agreement by and between Freedom 1, Inc. and Impact Medical Solutions, Inc., dated December 27, 2006

16.1	Letter from Conner and Associates, PC, dated December 27, 2006

21.1	Subsidiaries of the registrant

99.1	Unaudited pro forma financial statements

IMPACT MEDICAL SOLUTIONS, INC.
INDEX TO FINANCIAL STATEMENTS

Independent Auditors Report

To the Board of Directors and Stockholders of Impact Medical Solutions, Inc

We have audited the accompanying balance sheet of Impact Medical Solutions Inc. (a Development Stage Company) at December 31, 2005 and the related statements of operations, stockholders equity and cash flows for the years ended December 31, 2005 and 2004 and for the period from October 20, 1997 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of the Company at December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and for the period October 20, 1997 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not earned any revenue since inception and had negative working capital of $255,825 at December 31, 2005. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Farber Hass Hurley McEwen LLP
(formerly Farber & Hass, LLP)
February 1, 2006

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

Balance Sheet

December 31,
2005
ASSETS
Current assets
Cash and cash equivalents	$212,704
Prepaid expenses	2,599

Total current assets	215,303

Furniture and equipment, net of accumulated depreciation	51,979

Patent, net of accumulated amortization	431,372
$698,654

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Loans from director, net of unamortized discount of $8,973	$111,519
Accounts payable	104,987
Accrued expenses	93,209
Accrued vacation	53,913
Accrued salaries	107,500
Total current liabilities	471,128

Long-term debt
Notes payable	38,613
Total long-term debt	38,613

Commitments and contingencies	-

Shareholders' equity
Preferred stock, 10,000,000 shares authorized, $.0005 par value,
no shares issued and outstanding	-
Common stock, 50,000,000 shares authorized, $.0005 par value,
15,086,160 shares issued and outstanding	7,543
Additional paid-in capital	2,710,056
Deferred option and warrant costs	(114,673)
Deficit accumulated during the development stage	(2,414,013)
Total shareholders' equity	188,913
$698,654
The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

Statements of Operations

			Cumulative
			from inception
			(October 20, 1997)
	Year ended December 31,		to December 31,
	2005	2004	2005

Costs and expenses:

Research and development	$207,159	$119,372	$374,448
Medical and clinical	558,556	149,346	750,781
General and administrative	687,851	456,017	1,235,757

Operating loss	1,453,566	724,735	2,360,986

Other income (expense):

Interest expense	(42,759)	(7,031)	(50,082)
Interest income	133	118	255

	(42,626)	(6,913)	(49,827)

Loss before provision for taxes	1,496,192	731,648	2,410,813

Provision for taxes	800	1,600	3,200

Net loss	$1,496,992	$733,248	$2,414,013

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

Statements of Cash Flows

			Cumulative
			from inception
			(October 20, 1997)
	Year ended December 31,		to December 31,
	2005	2004	2005
Cash flows from operating activities:
Net loss	$(1,496,992)	$(733,248)	$(2,414,013)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	40,872	32,720	83,898
Amortization of loan discount	10,654	1,048	11,702
Issuance of common stock for services	60,160	-	60,160
Issuance of stock options and warrants for services	124,219	5,009	129,228
Decrease (decrease) in prepaid expenses	7,884	3,590	(2,599)
Increase in accounts payable	26,203	46,533	104,987
Increase in accrued expenses	173,611	45,566	254,622
Net cash used by operating activities	(1,053,389)	(598,782)	(1,772,015)

Cash flows from investing activities:
Capital expenditures	(50,486)	(885)	(67,249)
Net cash used by investing activities	(50,486)	(885)	(67,249)

Cash flows from financing activities:
Proceeds from loans from director	-	120,492	120,492
Payments on note payable	(5,000)	(3,387)	(61,387)
Issuance of common stock, net of costs	992,311	562,398	1,992,863
Net cash provided by financing activities	987,311	679,503	2,051,968

Net increase (decrease) in cash	(116,564)	79,836	212,704
Cash, beginning of period	329,268	249,432	-
Cash, end of period	$212,704	$329,268	$212,704

Non-cash investing and financing activities:
Issuance of common stock & note payable for patent	$-	$-	$500,000
Issuance of warrants with note payable	$16,450	$4,225	$20,675

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

Statements of Shareholders’ Equity
From Inception (October 20, 1997) to December 31, 2005

	Common Stock				Accumulated
			Additional	Deferred	During the	Total
	Number		Paid-in	Option &	Development	Shareholders'
	of Shares	Total	Capital	Warrant Cost	Stage	Equity
Initial capitalization	3,000,000	$1,500	$1,250	$-	$-	$2,750
Net loss for 1997	-	-	-	-	(2,750)	(2,750)
Balance, December 31, 1997	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 1998	-	-	-	-	-	-
Balance, December 31, 1998	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 1999	-	-	-	-	-	-
Balance, December 31, 1999	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2000	-	-	-	-	-	-
Balance, December 31, 2000	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2001	-	-	-	-	-	-
Balance, December 31, 2001	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2002	-	-	-	-	-	-
Balance, December 31, 2002	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2003	-	-	-	-	(181,023)	(181,023)
Shares issued for patent	8,000,000	4,000	396,000	-	-	400,000
Shares issued for cash
net of share issue costs of $86,096	2,086,000	1,043	434,361	-	-	435,404
Balance, December 31, 2003	13,086,000	6,543	831,611	-	(183,773)	654,381
Net loss for 2004	-	-	-	-	(733,248)	(733,248)
Stock option costs	-	-	5,009	-	-	5,009
Warrants issued with loans payable	-	-	4,225	-	-	4,225
Shares issued for cash
net of share issue costs of $17,602	895,000	448	561,950	-	-	562,398
Balance, December 31, 2004	13,981,000	6,991	1,402,795	-	(917,021)	492,765
Net loss for 2005	-	-	-	-	(1,496,992)	(1,496,992)
Stock warrant costs	-	-	238,892	(199,946)	-	38,946
Amortization of stock warrant costs	-	-	-	85,273	-	85,273
Warrants issued with loans payable	-	-	16,450	-	-	16,450
Shares issued for services	60,160	30	60,130	-	-	60,160
Shares issued for cash
net of share issue costs of $52,689	1,045,000	522	991,789	-	-	992,311
Balance, December 31, 2005	15,086,160	$7,543	$2,710,056	$(114,673)	$(2,414,013)	$188,913

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

1. Organization and summary of significant accounting policies

Organization and Line of Business
Impact Medical Solutions, Inc. (a development stage company) (the "Company" or “IMS”), a Nevada corporation, was incorporated on October 20, 1997 as Business Advantage No. 1, Inc. On October 1, 2003, the Company changed its name to Impact Medical Solutions, Inc. On September 9, 2003, IMS acquired a patent from MPR Health Systems, Inc., a California corporation; a patented medical information system called Muscle Pattern Recognition (“MPR”) with a value of $500,000.

Going Concern
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States that contemplate continuation of the Company as a going concern. However, during the years ended December 31, 2005 and 2004, the Company incurred a net loss of $1,496,992 and $733,248 respectively, and is in the development stage at December 31, 2005. The Company has not earned any revenue since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's clinical development program and its transition to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements and the success of its plans to sell its products.

In addition to the capital raised in 2005 through private equity offerings, the Company is negotiating with several investors about raising additional capital through private placement offerings. Management of the Company believes that its current cash on hand plus the additional capital that is expected to be raised in the future will be sufficient to cover its working capital needs until the Company's sales volume reaches a sufficient level to cover operating expenses.

Development Stage Company
The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. The Company has not generated any material revenues throughout its history. The Company's ability to continue in business is dependent upon obtaining sufficient financing or attaining future profitable operations.

Cash and cash equivalents, other cash flow statement supplemental information and concentration of risk
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits. The Company believes that its loss exposure is limited due to quality of the financial institutions that hold its deposits.

Income taxes of $2,400 and $0 were paid in 2005 and 2004. Interest payments of $0 and $1,686 were made in 2005 and 2004.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

1. Organization and summary of significant accounting policies (continued)

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Furniture and Equipment
Furniture and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which is 5 years.

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. When furniture and equipment are retired or disposed of, the related costs and accumulated depreciation are eliminated from the accounts, and any gain or loss on such disposition is reflected in operations.

Patent
Patent consists of U.S. Patent No. 6,280,395 and legal fees incurred in maintaining the patent for the Company's product. These costs are amortized over a period of seventeen years using the straight-line method.

Long-lived assets
Long-lived assets (primarily furniture and equipment and patents) are reviewed annually for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

Research and Development Costs
Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB Statement No. 2, “Accounting for Research and Development Costs”.

Income Taxes
The Company accounts for income taxes under the liability method required by SFAS No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Stock-based Compensation
The Company has elected to adopt the provisions of SFAS 123 and has measured compensation cost related to stock options issued to employees at their fair value using the Black-Scholes method. Stock based compensation issued to persons other than employees is also reflected in the financial statements at fair value computed using the Black-Scholes method. The fair value of the 4,173,600 options granted during 2004 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 2.71%; volatility of 25% and a weighted fair value of $.0012. Total compensation included in the

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

1. Organization and summary of significant accounting policies (continued)

accompanying financial statements was $124,219 and $5,009 for the years ended December 31, 2005 and 2004 respectively.

Fair Value of Financial Instruments
The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. For certain of the Company's financial instruments, including cash, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for notes payable of similar maturities are substantially the same.

Recent accounting pronouncements
In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payments (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company is required to adopt the new standard in the first interim period beginning after December 15, 2005. The Company does not expect the adoption of SFAS 123R to have a material effect on the financial statements.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”), which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when the obligation is incurred - generally upon acquisition, construction, or development and/or through the normal operation of the asset, if the fair value of the liability can be reasonably estimated. A conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. If the fair value of a conditional asset retirement obligation can be reasonably estimated, FIN 47 requires that a liability be recognized. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005, therefore making it applicable for the year ended December 31, 2005. The adoption of this pronouncement did not have a material impact on the Company’s financial position, results of operation, and cash flows.

In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections which changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 is effective in fiscal years beginning after December 31, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on the Company’s financial statements.

2. Furniture and equipment

2005

Furniture and equipment	$67,249
Less accumulated depreciation	(15,270)
$51,979

Depreciation expense for the years ended December 31, 2005 and 2004 was $11,460 and $3,308, respectively.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

3. Patents

	2005	2004
Patents
Gross carrying amount	$500,000	$500,000
Accumulated amortization	$68,628	$39,216
Amortization expense	$29,412	$29,412

Amortization of patents is expected to be $29,412 in each of the next five years.
4. Loans from director

From July through October 2004, the Company borrowed a total of $120,492 from one of its directors. The loans bear interest at 10% and matured November 1, 2004. The director was also granted 211,270 Series A warrants at $.50 per share. The fair value of the warrants using the Black-Scholes valuation method totaled $4,225 at the time of issuance, and was reflected as a discount on the loans, and amortized over the life of the loans as interest expense. In February 2005, the due date of the loans was extended to July 31, 2005 in exchange for 100,000 Series B warrants. The fair value of the warrants using the Black-Scholes valuation method totaled $19,246 at the time of issuance, and was reflected as a discount on the loans and amortized over the extended life of the loan as interest expense. In August 2005, the due date of the loans was extended to July 1, 2006 in exchange for 100,000 Series B warrants. The fair value of the warrants using the Black-Scholes valuation method totaled $16,450 at the time of issuance, and is reflected as a discount on the loans in the accompanying financial statements and is being amortized over the extended life of the loans as interest expense.

5. Note payable

In 2003, the Company purchased a patent from MPR Health Systems, Inc. for 8,000,000 shares of the Company’s common stock and a 5-year $100,000 Demand Promissory Note (the “Note”). The Note bears interest at 2% and is due and payable on August 23, 2008.

6. Shareholders’ equity

Stock splits
In April 2000, the Board of Directors approved a 7 for 1 stock split. In March 2003, the Board approved a 3 for 7 reverse stock split. Per-share amounts in the accompanying financial statements have been adjusted for these splits.

Preferred stock
Preferred stock may be issued in any one or more series, and any series shall be comprised of such number of shares and may have such voting powers and such designations, preferences and rights as shall be stated and expressed in resolutions of the Board of Directors of the Company. To date, the Board has not designated any series of preferred stock.

Common stock issuances
In 1997, the Company issued 3,000,000 shares of common stock for $2,750.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

6. Shareholders’ equity (continued)

In 2003, the Company sold 2,086,000 shares of common stock for $.25 per share or a total of $521,500 in connection with a private placement. Costs relating to these shares totaled $86,096. A Series A Warrant was issued with each share sold. Holders of the Series A Warrants are entitled to purchase additional shares of common stock at $0.50 per common share prior to September 9, 2008.

During 2003, the Company also issued 8,000,000 shares of common stock and a $100,000 Promissory Note for a patent of MPR Health Systems, Inc.

Between January and June of 2004, the Company sold 420,000 shares of common stock for $.25 per share, for a total of $105,000 in a private placement. A Series A Warrant was issued with each share sold. Holders of the Series A Warrants are entitled to purchase additional shares of common stock at $0.50 per common share prior to September 9, 2008. Between September and November of 2004, the Company sold 475,000 shares for $1.00 per share or a total of $475,000 in a private placement. A Series B Warrant was issued with each share sold. Holders of the Series B Warrants are entitled to purchase additional shares of common stock at $1.00 per common share prior to July 31, 2007. Costs relating to shares sold in 2004 totaled $17,602.

During 2005, the Company sold 1,045,000 shares for $1.00 per share or a total of $1,045,000 in a private placement. A Series B Warrant was issued with each share sold. Holders of the Series B Warrants are entitled to purchase additional shares of common stock at $1.00 per common share prior to July 31, 2007. Costs relating to shares sold in 2005 totaled $52,689.

Common stock issuances (continued)
During April and May 2005, the Company issued a total of 60,160 shares to two vendors for services. The services were valued at $1.00 per share.

Warrants - 2003
During 2003, the Company issued 2,086,000 Series A common stock purchase warrants in connection with a private placement.

Warrants - 2004
During, 2004, the Company issued 420,000 Series A common stock purchase warrants and 475,000 Series B common stock purchase warrants in connection with private placements.

In addition, the Company issued 211,270 Series A common stock purchase warrants along with loans payable. See note 4.

The Company also issued 250,000 Series A common stock purchase warrants to an individual for corporate finance consulting services.

Warrants - 2005
During 2005, the Company issued 1,045,000 Series B common stock purchase warrants in connection with private placements.

In addition, the Company issued 200,000 Series B common stock purchase warrants to extend the due date of loans payable. See note 4.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

6. Shareholders’ equity (continued)

Other 2005 issuances include 1,100,000 Series B common stock purchase warrants in connection with three, two year consulting agreements and 41,250 Series B common stock purchase warrants as share issuance costs. The warrants issued for consulting fees were valued at $238,892 using the Black-Scholes method and are being amortized over the life of the consulting agreement. The warrants issued as share issuance costs were valued at $7,939.

The following weighted average assumptions were used to calculate the warrants issued in 2005: term of 2.5 years, risk-free interest rate of 3.255%; volatility of 25% and a weighted fair value of $.0011.

Stock options
In October 2003, the Company adopted the Stock Option Plan (the "2003 Plan"), which was approved by its stockholders in October 2003. The purpose of the 2003 Plan is to attract, retain, and motivate certain key employees of the Company by giving them incentives which are linked directly to increases in the value of the common stock of the Company. Each director, officer, employee, or consultant of the Company is eligible to be considered for the grant of awards under the 2003 Plan. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2003 Plan was increased on March 19, 2004 from 2,250,000 to 4,850,000, subject to certain adjustments to prevent dilution. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 2003 Plan. Grants under the 2003 Plan are exercisable at the market value of the Company's stock on the date of such grant. All options under the 2003 Plan are exercisable at times as determined by the board of directors, not to exceed 10 years from the date of grant. On March 10, 2004 a total of 4,173,600 options were granted. The grant price was $.25, with 2,120,000 options vesting immediately and the remaining 2,053,600 options vesting on March 10, 2005. The options expire on March 10, 2014, and all options remain outstanding at December 31, 2005.

7. Income taxes
The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets are reduced by a valuation allowance when deemed appropriate. For 2005 and 2004 there are no material differences between income tax expense and the amount computed by applying the federal statutory income tax rate.
At December 31, 2005, the Company has a net operating loss carryforward for federal tax purposes of approximately $2,400,000, which, if unused to offset future taxable income, will begin to expire in 2023. The Company also has a California net operating loss carryforward of approximately $2,400,000 which, if unused to offset future taxable income, will begin to expire in 2013.
The Company had deferred tax assets of $1,049,000 at December 31, 2005, relating to its net operating loss. A valuation allowance has been recognized to offset the entire related deferred tax asset due to the uncertainty of realizing the benefit. The valuation allowance increased $660,000 in 2005, primarily related to the net taxable loss.

8. Commitments and contingencies
Lease
The Company’s operating lease for office space expired August 31, 2005, but it continues to occupy the space on a month-to-month basis. Rent expense charged to operations totaled $22,777 in 2005 and $23,877 in 2004, respectfully. The Company has signed a new month-to-month lease for smaller office space and moved on March 31, 2006.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

	September 30,
	2006	2005
ASSETS
Current assets
Cash and equivalents	$122,501	$12,009
Prepaid expenses	6,375	2,599

Total current assets	128,876	14,608

Furniture and equipment, net of accumulated depreciation	44,953	54,491

Patent, net of accumulated amortization	409,313	438,725
	$583,142	$507,824

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Loans from director	$120,492	$120,492
Accounts payable	123,955	69,508
Accrued expenses	87,592	16,786
Accrued vacation	57,948	65,773
Accrued salaries	107,500	92,500
Total current liabilities	497,487	365,059

Long-term debt
Note payable	34,613	38,613
Total long-term debt	34,613	38,613

Commitments and contingencies	-	-

Shareholders' equity
Preferred stock, 10,000,000 shares authorized, $.0005 par value,
no shares issued and outstanding	-	-
Common stock, 50,000,000 shares authorized, $.0005 par value,
15,653,465 and 14,696,060 shares issued and outstanding	7,824	7,348
Additional paid-in capital	3,277,080	2,311,640
Deferred option and warrant costs	(35,283)	(164,661)
Deficit accumulated during the development stage	(3,198,579)	(2,050,175)
Total shareholders' equity	51,042	104,152
	$583,142	$507,824

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

			Cumulative
			from inception
			(October 20, 1997)
	Nine months ended Sept. 30,		to Sept. 30,
	2006	2005	2006

Costs and expenses:

Research and development	$165,374	$148,996	$539,822
Medical and clinical	207,663	430,543	958,444
General and administrative	391,677	535,518	1,627,434

Operating loss	764,714	1,115,057	3,125,700

Other income (expense):

Interest expense	(18,531)	(17,395)	(68,613)
Interest income	56	98	311
	(18,475)	(17,297)	(68,302)

Loss before provision for taxes	783,189	1,132,354	3,194,002

Provision for taxes	1,377	800	4,577

Net loss	$784,566	$1,133,154	$3,198,579

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

			Cumulative
			from inception
			(October 20, 1997)
	Nine months ended Sept. 30,		to Sept. 30,
	2006	2005	2006
Cash flows from operating activities:
Net loss	$(784,566)	$(1,133,154)	$(3,198,579)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	32,594	29,681	116,492
Amortization of loan discount	8,973	3,177	20,675
Issuance of common stock for services	50,000	74,231	110,160
Issuance of stock options and warrants for services	79,390	60,060	208,618
Decrease (increase) in prepaid expenses	(3,776)	7,883	(6,375)
Increase (decrease) in accounts payable	18,968	(9,276)	123,955
Increase (decrease) in accrued expenses	(1,582)	94,049	253,040
Net cash used by operating activities	(599,999)	(873,349)	(2,372,014)

Cash flows from investing activities:
Capital expenditures	(3,509)	(49,160)	(70,758)
Net cash used by investing activities	(3,509)	(49,160)	(70,758)

Cash flows from financing activities:
Proceeds from loans from director	-	-	120,492
Payments on note payable	(4,000)	(5,000)	(65,387)
Issuance of common stock, net of costs	517,305	610,250	2,510,168
Net cash provided by financing activities	513,305	605,250	2,565,273

Net increase (decrease) in cash	(90,203)	(317,259)	122,501
Cash, beginning of period	212,704	329,268	-
Cash, end of period	$122,501	$12,009	$122,501

Non-cash investing and financing activities:
Issuance of common stock & note payable for patent	$-	$-	$500,000
Issuance of warrants with note payable	$-	$-	$20,675

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

	Common Stock				Accumulated
			Additional	Deferred	During the	Total
	Number		Paid-in	Option &	Development	Shareholders'
	of Shares	Total	Capital	Warrant Cost	Stage	Equity
Initial capitalization	3,000,000	$1,500	$1,250	$-	$-	$2,750
Net loss for 1997	-	-	-	-	(2,750)	(2,750)
Balance, December 31, 1997	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 1998	-	-	-	-	-	-
Balance, December 31, 1998	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 1999	-	-	-	-	-	-
Balance, December 31, 1999	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2000	-	-	-	-	-	-
Balance, December 31, 2000	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2001	-	-	-	-	-	-
Balance, December 31, 2001	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2002	-	-	-	-	-	-
Balance, December 31, 2002	3,000,000	1,500	1,250	-	(2,750)	-
Net loss for 2003	-	-	-	-	(181,023)	(181,023)
Shares issued for patent	8,000,000	4,000	396,000	-	-	400,000
Shares issued for cash
net of share issue costs of $86,096	2,086,000	1,043	434,361	-	-	435,404
Balance, December 31, 2003	13,086,000	6,543	831,611	-	(183,773)	654,381
Net loss for 2004	-	-	-	-	(733,248)	(733,248)
Stock option costs	-	-	5,009	-	-	5,009
Warrants issued with loans payable	-	-	4,225	-	-	4,225
Shares issued for cash
net of share issue costs of $17,602	895,000	448	561,950	-	-	562,398
Balance, December 31, 2004	13,981,000	6,991	1,402,795	-	(917,021)	492,765
Net loss for 2005	-	-	-	-	(1,496,992)	(1,496,992)
Stock warrant costs	-	-	238,892	(199,946)	-	38,946
Amortization of stock warrant costs	-	-	-	85,273	-	85,273
Warrants issued with loans payable	-	-	16,450	-	-	16,450
Shares issued for services	60,160	30	60,130	-	-	60,160
Shares issued for cash
net of share issue costs of $52,689	1,045,000	522	991,789	-	-	992,311
Balance, December 31, 2005	15,086,160	$7,543	$2,710,056	$(114,673)	$(2,414,013)	$188,913

The accompanying notes are an integral part of these consolidated financial statements.

IMPACT MEDICAL SOLUTIONS, INC.
(A Development Stage Company)

	Common Stock				Accumulated
			Additional	Deferred	During the	Total
	Number		Paid-in	Option &	Development	Shareholders'
	of Shares	Total	Capital	Warrant Cost	Stage	Equity
Balance, December 31, 2005	15,086,160	$7,543	$2,710,056	$(114,673)	$(2,414,013)	$188,913
Net loss for nine months of 2006	-	-	-	-	(784,566)	(784,566)
Amortization of stock warrant costs	-	-	-	79,390	-	79,390
Shares issued for services	50,000	25	49,975	-	-	50,000
Shares issued for cash	517,305	256	517,049	-	-	517,305
Balance, September 30, 2006	15,653,465	$7,824	$3,277,080	$(35,283)	$(3,198,579)	$51,042

The accompanying notes are an integral part of these consolidated financial statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 29, 2006	Impact Medical Solutions, Inc.
	By:	/s/ Wayne Cockburn
Wayne Cockburn
President